Exhibit 10.5

ADDENDUM

Addendum, dated as of September 30, 2022, to Securities Purchase Agreement (this “Agreement”), dated as of September 30, 2022, between CorpHousing Group Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, as of September 30, 2022, the Company had issued and outstanding 26,529,418 shares of common stock;

WHEREAS, 19.99% of such outstanding shares would currently be comprised of 5,303,230 shares; and

WHEREAS, the parties desire to ensure compliance with the listing requirements of the Company’s principal trading market.

NOW THEREFORE, it is agreed that:

The following Section 4.26 is hereby added to the Agreement:

“Section 4.26 Conversion and Exercise Limits.

Notwithstanding anything contained in this Agreement or the Notes or Warrants, in order to comply with the rules and regulations of The Nasdaq Capital Market, including, but not limited to, Nasdaq Listing Rule 5635(d), the Company shall not issue, nor shall it be required to issue upon conversion of the Notes or exercise of the Warrants, an aggregate of more than 5,303,230 shares (subject to adjustment for stock splits, stock dividends and the like) of Common Stock (the “Nasdaq Exchange Cap”); provided, that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of Nasdaq for issuances of shares of Common Stock upon conversion of the Notes and exercises of Warrants in excess of the Nasdaq Exchange Cap  or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Purchaser. Until such approval or such written opinion is obtained, the Purchaser shall not be issued in the aggregate, upon conversion of any Notes or exercise of any Warrants or otherwise pursuant to the terms of this Agreement, shares of Common Stock in an amount greater than the Nasdaq Exchange Cap.

In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes or Warrants, the transferee thereof shall be allocated a pro rata portion of the Nasdaq Exchange Cap (the “Nasdaq Exchange Cap Allocation”) with respect to such portion of such Notes and/or Warrants so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to its Nasdaq Exchange Cap Allocation.”

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their respective authorized signatories as of the date first indicated above.

CORPHOUSING GROUP INC.

By:	/s/ Brian Ferdinand
Brian Ferdinand
CEO

GREENLE PARTNERS LLC SERIES ALPHA P.S.

By:	/s/ Alan Uryniak
Alan Uryniak
Manager